Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cerence Inc.

Burlington, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-234214) and Form S-8 (No. 333-234040) of Cerence Inc. of our report dated November 19, 2020, relating to the consolidated and combined financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases due to the adoption of the new lease standard), which appears in this Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

November 19, 2020